Exhibit 22
                     SUBSIDIARIES OF THE ANDERSONS

              Subsidiary                           State of Organization

The Andersons White Pigeon Terminal (a limited            Ohio
partnership of which The Andersons, Inc. is the sole general partner)

The Andersons Investment Services Corp.                   Ohio
(a corporation owned 100% by The Andersons, Inc.)

The Andersons Agriservices, Inc.                        Illinois
(a corporation owned 100% by The Andersons, Inc.)

The Andersons Export Sales Corp.                        Barbados
(a corporation owned 100% by The Andersons, Inc.)